EXHIBIT 10.9

July 12, 2016

Christopher Cambria
26 Wade Avenue
Cranford, NJ 07016

Dear Chris,

On behalf of Mercury Systems, Inc., I am pleased to offer you the position of Senior Vice President, General Counsel, which will be based in Chelmsford, MA, and report to me. You will receive a base salary of $345,000 annually. You will also be a participant in our current Annual Executive Bonus Plan, and will be eligible to earn an annual target bonus equal to 60% ($207,000) of your base salary, based on the achievement of Mercury Systems’ financial goals. FY2017’s bonus will be paid in two halves dependent on H1 and H2 financial results, generally paid out in February (H1) and August (H2) and is pro-rated for FY2017 based on date of hire.
In addition to your target bonus, you will be eligible to participate with certain other senior executives in an FY2017
Overachievement Award Pool (commencing on July 1, 2016). Your target over achievement award is up to a maximum of an additional 60% of your base salary and is based upon Mercury Systems over achieving a budgeted financial target set by the Compensation Committee.
In addition, you will be granted 75,000 shares of restricted stock which will be awarded as 50% Performance Based shares and 50% will be Time Based shares. The shares will be granted on the 15th of the month following your date of hire. This stock grant will have a three year vesting schedule, with the Time Based shares vesting a third each year and the Performance Based shares vesting as performance milestones are achieved. The performance milestones will be the same as those applicable to Performance Based shares granted to other senior executives for FY2017. Your restricted stock award will also be subject to the terms and conditions of Mercury's 2005 Stock Incentive Plan and an award agreement between you and us. Other than in connection with the annual restricted stock awards for FY2017, you will be eligible to participate with other senior executives in future equity awards.
Contingent upon your acceptance of this offer, you will be eligible for a Change in Control Agreement that upon your and the Company’s signature will be in effect while you are employed with Mercury and subject to renewal as described in the current change in control document.
If during your employment following your date of hire you should lose your job as a result of job elimination for any reason other than Cause, or if you terminate your employment for Good Reason on your part, you will receive 12 months base pay, benefits continuation and executive outplacement.
"Cause" is defined to include: the willful and continued failure to perform substantially the duties and responsibilities of your position with Mercury after written demand or conviction by a court of competent jurisdiction for felony criminal conduct or a plea of nolo contendere to a felony; or the willful engaging in fraud, dishonesty or other misconduct which is demonstrably and materially injurious to Mercury or our reputation, monetarily or otherwise. No act, or failure to act, on your part will be deemed "willful" unless committed or omitted by you in bad faith and without reasonable belief that your act or failure to act was in, or not opposed to, the best interest of Mercury.
"Good Reason" is defined to include: a material diminution in your responsibilities, authority or duties as in effect on the date of the acceptance or a material diminution in your annual base salary, except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of Mercury; or a material change in the geographic location at which you provide services to Mercury.
In addition to your salary, Mercury offers a comprehensive benefits package, which includes health, dental, short and long-term disability, life insurance, educational reimbursement, and a 401K plan. Our current policy provides for senior executives to receive an annual reimbursement of up to $2,000 for financial planning /tax preparation. You will accrue vacation benefits in accordance with Mercury’s standard vacation policy, which starts at 15 days per year. We understand that you have established vacation plans in August and September that, in recognition of your

201 Riverneck Road • Chelmsford, MA 01824 • 866.627.6951 • mrcy.com

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agreeing to start prior to that vacation, you will be entitled to take, without pay and, without regard to or offset against your vacation accrual. On or before your start date, you will provide us with those vacation dates.
To assist you with your relocation to the Chelmsford area, Mercury will reimburse you up to $5,000 per month for your temporary living expenses in the Chelmsford/Andover area through December 31, 2016 and reimburse you up to $2,500 for your incidental moving costs.
This offer is contingent upon your signing and returning to us this offer letter and the enclosed Mercury Confidentiality Agreement prior to your start date, and upon you providing references satisfactory to Mercury and satisfactory completion by Mercury of a background check. If you have any questions or concerns relating to this document, they must be resolved prior to your start.
Mercury is required to formally confirm the citizenship status of all new employees. On your first day, you will be required to provide proof of U.S. citizenship (either passport or birth certificate) or your Green Card if you are a legal permanent resident of the U.S. If you are not a U.S. citizen or Green Card holder, please bring your passport and proof of U.S. employment eligibility. If your position requires access to classified information, you must be willing to be submitted for a security clearance. As a Federal contractor, Mercury is required to verify the employment eligibility of new employees using the government's electronic verification system after acceptance of this offer and within 3 days of date of hire. Successful verification is necessary to confirm work authorization and continued employment.
By signing this offer letter you acknowledge that you understand and agree to the following:

1.	You are not under any contractual or other restriction that would prevent you from working for Mercury Systems, Inc.;

2.	All employment with Mercury Systems, Inc. will be at will, with either party free to terminate the employment relationship any time;

3.
You must comply with the Immigration Reform and Control Act of 1986. This law requires you to establish your identity and employment eligibility. In order to satisfy these requirements, you will be required to complete Section 1 of the enclosed Employment Verification Form and bring the documents identified in Section 2 on your first day of work.

Chris, we all look forward to your joining the Mercury executive leadership team on August 1, 2016, or such later date as maybe mutually agreed to in writing by both parties. Together we will be able to realize our goals and accomplish great things. Please sign one copy of this offer letter and return to me no later than July 18, 2016.

Very truly yours,

/s/ Mark Aslett
Mark Aslett
President and Chief Executive Officer
Mercury Systems, Inc.

/s/ Christopher C. Cambria	7/13/16
Accepted	Date

8/1/16
Start Date

201 Riverneck Road • Chelmsford, MA 01824 • 866.627.6951 • mrcy.com